Item 14(c) Exhibit (i) (18)





January 27, 1999



To the Board of Directors
M.A. Hanna Company



Dear Directors:

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and issued our report thereon dated January 27, 1999. The notes to the consolidated financial statements describe a change in the Company's method of determining the cost of inventories from the first-in, first-out method to the last-in, first-out method. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgement. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No, 20.

Yours very truly,

/s/ PricewaterhouseCoopers LLP